Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities and Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Schedule 13D. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of April 16, 2021.

INVESAT LLC

By:	/s/ Adriana Cisneros
Name: Adriana Cisneros
Title: President

/s/ Adriana Cisneros
ADRIANA CISNEROS

/s/ Gustavo A. Cisneros
GUSTAVO A. CISNEROS